Sunshine Bancorp

Press Release
For Immediate Release

Contact:
Brent Smith
SVP, Corporate Development
(813)659-8626

Sunshine Bancorp, Inc. Reports 2016 Results; Total assets approach $1 billion
Plant City, FL – January 25, 2017 –

Sunshine Bancorp, Inc. (the “Company”) (NASDAQ: SBCP), the holding company for Sunshine Bank (the “Bank”), has released its unaudited financial results for the fourth quarter and the year ended December 31, 2016.

Key Accomplishments During 2016
-	Converted Tampa and Orlando loan production offices to full service branches
-	Successfully raised $11 million of subordinated debt
-	Announced and completed the Florida Bank of Commerce acquisition
-	Established a franchise connecting the Florida coasts along I4 corridor
-	Loans Outstanding Growth of 110%
-	NPA/Assets at December 31, 2016 was 0.03%

The Company recognized a $514,000 loss for the fourth quarter of 2016 and a $43,000 loss for the year ended December 31, 2016 compared to a $1.8 million loss for the fourth quarter 2015 and a $2.2 million loss for the year end December 31, 2015.  The 2016 results include merger-related expenses of $2.7 million in the fourth quarter and $3.0 million for the year, relating primarily to the Florida Bank of Commerce acquisition.

Total assets were $931.4 million at December 31, 2016 compared to $564.0 million at September 30, 2016 and $507.3 million at December 31, 2015.  Net loans increased to $683.8 million at December 31, 2016 compared to $396.0 million at September 30, 2016 and $326.3 million at December 31, 2015.  Year over year loan growth was 109.6%.  Total deposits were $729.9 million at December 31, 2016 compared to $438.8 million at September 30, 2016 and $399.1 million at December 31, 2015.  The Bank’s deposit composition as of December 31, 2016 was 78% core deposits and 22% time deposits.  Noninterest bearing deposits equaled 30% of total deposits at December 31, 2016 compared to 22% at December 31, 2015.

Andrew Samuel, President and CEO, commented, “A little over two years ago the organization set course to build a dominant community bank in Florida.  With the acquisition of Florida Bank of Commerce fully integrated we have achieved the critical mass needed to begin to produce appropriate returns for our shareholders.  The strategic and organic achievements of the past two years have produced a well-positioned balance sheet as of December 31, 2016, and will substantially increase the earnings power of our franchise in 2017.”

The Bank’s non-performing assets as of December 31, 2016 were $323,000 compared to $783,000 as of December 31, 2015.   The Bank’s non-performing assets to total assets ratio as of December 31, 2016 was 0.03% compared to 0.15% as of December 31, 2015. In addition, the allowance for loan losses was 1125.1% of non-performing loans at December 31, 2016.

Noninterest expenses for 2016 totaled $21.6 million, compared to $17.3 million in 2015. The increase included an increase in merger-related expenses which totaled $3.0 million in 2016 and an increased expense base from our previously completed acquisitions and loan production office conversions to full service branches.  The Company does not anticipate incurring further significant merger related expenses associated with the Florida Bank of Commerce acquisition.
Salaries and employee benefits expense for the year ended December 31, 2016 was $10.8 million compared to $9.6 million in 2015. The Company undertook several expense saving initiatives throughout the year in addition to the cost savings to be achieved in the Florida Bank of Commerce acquisition.  Fourth quarter 2016 salaries and employee benefits expense was $3.3 million which represents only a partial quarter of combined company expense given the acquisition closed on October 31, 2016.

Net interest income for the year ended December 31, 2016 was $18.9 million, an increase of $7.8 million from the $11.1 million for the year ended December 31, 2015.  Since the Company’s new strategic plan was initiated, net interest income has experienced growth  of $12.9 million over the past two years. Net interest income for the fourth quarter 2016 was $6.7 million compared to $4.3 million in the third quarter of 2016 and $3.9 million during the fourth quarter of 2015.

Stockholders’ equity increased to $112.1 million at December 31, 2016 compared to $71.4 million at December 31, 2015.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

About Sunshine Bancorp, Inc.
Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine Bank. The Bank was first organized in 1954 in Plant City.  In 2014 after converting from the mutual form of organization to the stock form, the current name of Sunshine Bank was adopted. The Company provides financial services to individuals, families, and business customers from 18 branch locations stretching from the East Coast to the West Coast of Florida in Brevard, Hillsborough, Manatee, Orange, Osceola, Pasco, Polk, Sarasota, and Seminole Counties. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.” For further information, visit the Company website www.mysunshinebank.com.

Sunshine Bancorp, Inc.
Consolidated Balance Sheet
(Dollars in thousands, except per share information)

	As of December 31,	As of December 31,
	2016	2015

	(Unaudited)
Assets
Cash and due from banks	$16,562	$13,220
Interest-earning deposits in financial institutions	21,386	16,523
Federal funds sold	12,325	29,601

Cash and cash equivalents	50,273	59,344
Time deposits with banks	2,794	4,410
Securities available for sale	109,668	65,944
Loans held for sale	443	790
Loans, net of allowance for loan losses of $3,274 and $2,511	683,784	326,266
Premises and equipment, net	25,920	17,612
Federal Home Loan Bank stock, at cost	3,478	1,597
Cash surrender value of bank-owned life insurance	22,462	12,122
Deferred income tax asset	6,660	6,426
Goodwill and other intangibles	22,308	10,101
Accrued interest receivable	2,077	1,048
Other real estate owned	32	32
Other assets	1,536	1,573

Total assets	$931,435	$507,265

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand accounts	$217,418	$89,114
Interest-bearing demand and savings accounts	354,327	198,977
Time deposits	158,204	111,020

Total deposits	729,949	399,111
Other borrowings	71,867	28,927
Subordinated Notes	11,000	-
Other liabilities	6,518	7,833

Total liabilities	819,334	435,871

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 authorized; none outstanding	-	-
Common stock, $0.01 par value, 50,000,000 shares authorized; issued and outstanding of 7,986,074 at December 31, 2016 and 5,259,321 at December 31, 2015	80	53
Additional paid in capital	94,302	52,763
Retained income	21,803	21,846
Unearned employee stock ownership plan (“ESOP”) shares	(3,047)	(3,160)
Accumulated other comprehensive income	(1,037)	(108)

Total stockholders’ equity	112,101	71,394
Total liabilities and stockholders’ equity	$931,435	$507,265

Sunshine Bancorp, Inc.
Consolidated Statement of Operations
(Dollars in thousands, except per share information)

	Three months Ended		Twelve months Ended
	December 31,		December 31,

	2016	2015	2016	2015

Interest income:	(Unaudited)		(Unaudited)
Loans	$6,966	$4,001	$19,644	$10,963
Securities	339	158	1,023	683
Other	96	95	260	200

Total interest income	7,401	4,254	20,927	11,846

Interest Expense:
Deposits	458	289	1,426	670
Borrowed funds	223	27	588	81

Total interest expense	681	316	2,014	751

Net interest income	6,720	3,938	18,913	11,095
Provision for loan losses	-	-	350	-

Net interest income after provision for loan losses	6,720	3,938	18,563	11,095

Noninterest income:
Fees and service charges on deposit accounts	416	230	1,368	762
Gain on sale of other real estate owned	-	-	18	20
Mortgage Broker Fees	41	43	152	146
Gain on sale of securities	-	-	208	195
Income from bank-owned life insurance	113	128	402	331
Other	131	70	1,038	175

Total noninterest income	701	471	3,186	1,629

Noninterest expenses:
Salaries and employee benefits	3,311	4,105	10,752	9,633
Occupancy and equipment	636	441	2,342	1,441
Data and item processing services	404	457	1,581	948
Professional fees	143	276	808	776
Advertising and promotion	27	171	107	302
Stationery and supplies	40	58	205	148
FDIC Deposit insurance	124	102	422	289
Merger related	2,653	261	2,955	1,501
Other	634	992	2,443	2,238

Total noninterest expenses	7,972	6,863	21,615	17,276

Income (Loss) before income taxes	(551)	(2,454)	134	(4,552)
Income tax (benefit) expense	(37)	(678)	177	(2,321)

Net income (loss)	$(514)	$(1,776)	$(43)	$(2,231)

Preferred Stock dividend requirement	-	-	-	(14)

Net income (loss) available to common stockholders	$(514)	$(1,776)	$(43)	$(2,245)

Basic earnings (loss) per share	$(0.10)	$(0.42)	$(0.01)	$(0.56)

Diluted earnings (loss) per share	$(0.10)	$(0.42)	$(0.01)	$(0.56)

	Three Month Periods Ended *

	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015

Operating Highlights	(Unaudited)
Net Income (Loss)	$(514)	$244	$73	$154	$(1,776)
Net interest income	6,720	4,306	3,873	4,014	3,938
Provision for loan losses	-	-	350	-	-
Non-Interest Income	701	669	1,149	667	471
Non-Interest Expense	7,972	4,602	4,563	4,478	6,863

Financial Condition Data:
Total Assets	$931,435	$563,992	$514,729	$523,067	$507,265
Loans, Net	683,784	395,994	371,538	337,784	326,266
Deposits:
Noninterest-bearing demand accounts	217,418	85,304	92,342	101,490	89,114
Interest-bearing demand and savings accounts	354,327	234,697	199,121	207,410	198,977
Time deposits	158,204	118,766	103,852	106,300	111,020

Total Deposits	729,949	438,767	395,315	415,200	399,111

Selected Ratios
Net interest margin	3.78%	3.69%	3.53%	3.64%	3.78%
Annualized return (loss) on average assets	(0.3%)	0.2%	0.1%	0.1%	(1.5%)
Annualized return (loss) on average equity	(2.2%)	1.4%	0.4%	0.9%	(11.2%)

Capital Ratios **
Total Capital Ratio	12.7%	15.8%	15.4%	15.6%	13.1%
Tier 1 capital ratio	12.2%	15.2%	14.7%	14.9%	12.4%
Common equity tier 1 capital ratio	12.2%	15.2%	14.7%	14.9%	12.4%
Leverage ratio	10.0%	12.6%	12.1%	11.3%	9.8%

Asset Quality Ratios
Non-performing assets	$323	$988	$1,324	$985	$783
Non-performing assets to total assets	0.03%	0.18%	0.26%	0.19%	0.15%
Non-performing loans to total loans	0.04%	0.24%	0.35%	0.28%	0.23%
Allowance for loan losses(AFLL)	$3,274	$2,846	$2,895	$2,532	$2,511
AFLL to total loans	0.48%	0.71%	0.77%	0.74%	0.76%
AFLL to non-performing loans	1125.1%	297.7%	224.1%	265.7%	334.4%

* Dollars in thousands
** Capital Ratios for Sunshine Bank only